Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

PLEASE READ CAREFULLY:

THIS CONTAINS A RELEASE OF ALL CLAIMS,

KNOWN OR UNKNOWN

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between Frances K. Heller (“Employee”) and Exelixis, Inc. (“Employer” or “Company”).

Now, therefore, in consideration of the mutual promises contained herein, it is agreed as follows:

1.	Separation: The Company and the Employee mutually agree that the Employee’s last day of employment with the Company will be July 18, 2011 (“Separation Date”) and that her separation from the Company will be governed by the terms herein. On the Separation Date, Employee will be provided with her final paycheck which includes all accrued wages and all accrued but unused vacation time. Employee’s accrued but unused vacation time is 191.78 hours. Between the date Employee executes this Agreement and her Separation Date (the “Transition Period”), Employee will continue to be an employee of the Company and will be provided with her full pay and benefits (including continued vesting of her stock options). During the Transition Period, Employee will use reasonable efforts to perform her assigned duties and responsibilities (including the transition of her duties) upon request of the CEO and she will be expected to continue to comply with all of the Company’s policies and procedures (including its insider trading policy). Employer will provide accurate information regarding Employee’s earnings, will not oppose any unemployment compensation claims Employee may file, and, for purposes of unemployment compensation, will not characterize Employee’s separation as a voluntary departure “without good cause,” or as a discharge in connection with “misconduct,” as those terms are defined in California Unemployment Insurance Code Section 1256.

2.	Severance Benefits: If Employee: (i) signs this Agreement and allows all releases contained herein to become effective; (ii) reaffirms her release of claims on the Separation Date by signing where indicated on the final page of this Agreement (the “Separation Date Affirmation”); and (iii) complies with all of her obligations to the Company during the Transition Period; then the Company shall provide Employee with the following Severance Benefits:

a.	Severance Pay. Employer shall pay Employee as severance the sum of $212,175.12 (“Severance Pay”), less required withholdings, which represents 6 months (the “Severance Pay Period”) of Employee’s regular gross compensation of $8,160.59 per week. This amount shall be paid in one lump sum via check sent by overnight delivery upon the Effective Date of the releases provided on the Separation Date (as defined in Section 5(c) herein). For the avoidance of doubt and for purposes of ensuring that the Severance Pay qualifies as a “short-term deferral,” which is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Severance Pay shall, in all events, be paid no later than July 30, 2011. In the event of the Employee’s death, the benefits and payments provided for in this Agreement shall inure to the benefit of the Employee’s estate.

b.	Transition Payment. Employer shall pay Employee the sum of $146,000.00

(“Transition Payment”), less required withholdings, in lieu of any bonus payments, outplacement services payments, any compensation or benefits which may be required under the federal or California WARN Acts, and any other payments to which she may be entitled. This amount shall be paid in one lump sum via check sent by overnight delivery upon the Effective Date of the releases provided on the Separation Date (as defined in Section 5(c) herein, but in all events no later than July 30, 2011).

c.	COBRA Benefits. If Employee timely elects continued coverage under COBRA for herself and/or any eligible dependents, the Company will pay the COBRA premiums necessary to continue Employee’s current coverage (including dependent coverage), in the manner described in the Exelixis, Inc. Change in Control and Severance Benefits Plan, until the earlier of: (i) a period of twelve (12) months after the Separation Date; or (ii) until such time as Employee becomes eligible for similar health insurance through another employer. Employee agrees to notify the Company in writing within ten (10) business days upon becoming eligible for similar health insurance through another employer.

d.	Stock Options. Employee’s stock options shall cease vesting as of the close of business on July 18, 2011. As part of this Agreement, Employee shall be entitled to exercise any outstanding vested stock options until the earlier of: (i) January 31, 2012; or (ii) the original expiration date of each option. Subsequent to the Employee’s separation from the Company, if there is a trading restriction placed by the Company on the E*Trade account holding Employee’s Company stock options (the “Employee’s E*Trade Account”), then the above January 31, 2012 expiration date is extended by one day for each day after July 18, 2011, that the trading restriction on such account remains in effect. Employee understands that extension of the exercise period may result in different tax treatment of certain stock options and that the Company makes no representation as to tax treatment of any such options. Employee hereby consents to the extension of the period for exercise of outstanding vested stock options. Except for the modifications of the exercise period as set forth herein, Employee’s stock options shall continue to be governed by the applicable grant notice, stock option agreement, and stock option plan. The Company warrants, represents and acknowledges that unless otherwise required under applicable statute, regulation, judgment or court order, the Company will ensure that: (i) any restriction or prohibition on the Employee’s ability to trade her Company stock options or shares of common stock upon exercise thereof is permanently removed from the Employee’s E*Trade Account on the date the first quarterly trading window opens after the Separation Date; and (ii) no trading restriction or prohibition will be placed on the Employee’s E*Trade Account after that date at, or pursuant to, the direction of the Company.

e.	Business Expenses. Employee has thirty (30) days from the Separation Date to submit to the Company any business expenses along with the supporting documentation for such expenses (i.e., receipts) incurred by the Employee for which the Employee has not yet sought reimbursement. The Company will reimburse Employee within thirty (30) days of the date Employee submits such expenses and supporting documentation.

3.

Employee’s Representations: Employee warrants, represents and acknowledges that: (i) Employee has been paid all compensation owed by Employer as of the date Employee signs this Agreement, including any and all wages, expense reimbursements, and commissions, and bonuses; (ii) Employee has no reason to believe that she has suffered any injuries or illnesses on the job which have not been reported to Employer;

(iii) Employee has been properly provided any leave of absence because of Employee’s or Employee’s family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee is not eligible for any compensation or benefits pursuant to any federal or state WARN laws.

4.	Release:

a.	General Release. In exchange for the Severance Benefits Employee hereby generally and completely releases, acquits and forever discharges the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that Employee signs this Agreement (collectively, the “Released Claims”). The Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

b.	Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Employee’s employment with the Company, or the cessation of that employment; (ii) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Worker Adjustment and Retraining Notification Act (as amended) (the “WARN Act”), the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act, as amended (the “ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended) and the California Fair Employment and Housing Act (as amended).

c.

ADEA Waiver. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA (“ADEA Waiver”). Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing, as required by the ADEA, that: (i) her ADEA Waiver does not apply to any rights or claims that arise after the date she signs this Agreement; (ii) she should consult with an attorney prior to signing this Agreement (although she may choose voluntarily not to do so); (iii) she has twenty-one (21) days to consider this Agreement (although she may choose to voluntarily sign it sooner); (iv) she has seven (7) days following the date she signs this Agreement to revoke it, with such revocation to be effective only if she delivers written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA

Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Employee signs this Agreement or, in the case of the Separation Date Affirmation, the eighth day after Employee signs this Affirmation (“Effective Date”). To revoke the Agreement, Employee must deliver a written statement of revocation to Exelixis, Inc., c/o Laura Dillard, Executive Director, Human Resources, 210 E. Grand Avenue, P.O. Box 551, South San Francisco, CA 94093-0511, by hand delivery by no later than the close of business on the seventh day after signing the Agreement or by registered or certified mail postmarked within the seven-day revocation period, along with a faxed copy of Employee’s revocation to 650-837-7226 within the seven-day revocation period.

d.	Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Employee at present, Employee acknowledges that she has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to her release of claims in this Agreement, including her release of unknown and unsuspected claims.

e.	Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Employee may have pursuant to any fully signed indemnity agreement she may have with the Company, the charter, bylaws, or operating agreements of the Company, any policy, by-law, agreement, practice or obligation of the Company with respect to the defense or indemnification of directors, officers or employees, or under applicable law; (ii) Employee’s rights under any liability insurance policy (including directors’ and officers’ liability); (iii) Employee’s vested rights and benefits under any pension or welfare benefit plans; (iv) any rights or claims which are not waivable as a matter of law; or (v) any rights under, or claims arising from the breach of, this Agreement. In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the federal Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that Employee hereby waives her right to any monetary benefits in connection with any such claim, charge, investigation, or proceeding. Employee hereby represents and warrants that, other than the Excluded Claims, she is not aware of any claims she has or might have against any of the Released Parties that are not included in the Released Claims.

5.	Proprietary Information: Employee agrees and acknowledges that during her employment Employee obtained certain confidential and proprietary information of Employer. Employee agrees that she will comply fully with her Employee Proprietary Information and Inventions Agreement.

6.

Nondisparagement: As a material inducement to enter into this Agreement, the parties agree as follows: (1) Employee agrees not to disparage, criticize or make any derogatory statement about the Company, or issue any communication that reflects adversely on the Company and its officers, directors, employees, shareholders and agents, and (2) the Company agrees to direct its officers, directors and personnel in its Human Resources department not to disparage, criticize or make any derogatory statement about the Employee, or issue any communication that reflects adversely on the Employee; and (3) both Employee and the Company may respond accurately and fully to any request for information to the extent required by legal process. The Company agrees that only Dr. Stelios Papadopoulos, Chairman of the Board of Directors of the Company (or any member of the Audit Committee of the Board of Directors of the Company if Dr. Papadopoulos is not a member of the Board of Directors of the Company or is otherwise not reasonably available) shall be authorized to (1) respond to any inquiries about the Employee received by the Company and (2) make any public statement regarding the Employee. If any other officer or director of the Company is contacted regarding Employee, they will refer the contact either to Dr. Papadopoulos or the Company’s Human Resources Department (which will only verify dates of employment and positions held). In addition, the parties agree that any disclosure regarding this Agreement, the Employee, or that in any way relates to, refers to or discusses the Employee’s employment by the Company or the cessation of that employment in any 8-K or press release shall be as set forth on Exhibit A hereto and that any other disclosure or statement made in a public filing or other statement shall be consistent with such disclosure on Exhibit A hereto. Further, through December 31, 2011, Employer will allow an auto-reply on Employee’s current Company email address that states:

I am no longer with Exelixis. For matters relating to Exelixis business development, please contact:

Rekha Hemrajani, Vice President Business Development at rhemraja@exelixis.com (650) 837-7480; or

Aman Parhar, Senior Director Business Development at aparhar@exelixis.com (650) 837-8325

For personal matters, please contact me at fheller@gmail.com

7.	No Voluntary Adverse Action: Employee agrees that she will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

8.	Cooperation: Employee agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of her employment by the Company. Such cooperation includes, making herself available to the Company upon reasonable notice, without subpoena, provided that such cooperation does not interfere unreasonably with any subsequent employment or consulting work of the Employee, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Employee for time actually expended at an hourly rate (based upon Employee’s base salary as of the last day of her employment) for cooperation that occurs post-employment; provided, however, that Employee shall not be compensated for actual time spent providing testimony, which time shall not exceed 10.5 hours in the aggregate. The Company also will reimburse Employee for reasonable out-of-pocket expenses she incurs in connection with any such cooperation.

9.	No Admissions: Nothing contained in this Agreement shall be construed as an admission by Employee or the Company of any liability, obligation, wrongdoing or violation of law.

10.	Dispute Resolution: To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding at her own expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Prior to the initiation by any party of a JAMS arbitration procedure, the parties agree to enter into direct and good faith negotiations to resolve any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement. In that regard, the party that believes there may be a dispute relating to this Agreement shall send a notice to the other party (pursuant to the notice provision in this Agreement) that sets forth the reasons it believes there is a dispute and nature of the potential dispute, and shall give the other party ten (10) business days after its receipt of the notice to remedy the matter. If the potential dispute is not resolved by the parties within those ten (10) business days, then either party may initiate a JAMS arbitration proceeding.

11.	Governing Law: This Agreement shall be governed by California law.

12.	Entire Agreement: This Agreement constitutes the complete and total agreement between the Company and Employee with respect to issues addressed in this Agreement; provided, however, that this Agreement shall not in any way affect, modify, or nullify any other agreement Employee has entered into with the Company, including any equity agreement, lock-up agreement or any agreement which obligates Employee to protect the Company’s confidential information, after Employee’s employment is terminated. Employee represents that she is not relying on any other agreements or oral representations not fully expressed in this document. This Agreement is being executed on behalf of the Company by an officer or a director of the Company duly authorized to do so by the Company’s Board of Directors. Employee agrees that this Agreement shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and Employee.

13.	Captions: The headings in this Agreement are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

14.	Section 409A of the Internal Revenue Code: This Agreement shall, to the greatest extent possible, be construed to provide payments and benefits to the Employee that are exempt from Code Section 409A.

15.	Severability: The parties agree that should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.

16.	Mergers and Consolidations; Assignability: This Agreement shall be binding upon the parties and their respective representatives, heirs, executors, successors and assigns.

17.	Notices: Any notice, requests, claims, demands and other communications permitted or required to be given under this Agreement by any party to another party shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by hand-delivery, by an internationally recognized overnight courier service, or by registered or certified mail (return receipt requested), to the party at the address set forth for the party below (or such other address as may be specified by such party upon ten (10) days written notice to all other parties in accordance with this subparagraph):

If to Exelixis Inc:

Exelixis, Inc.

Attn: General Counsel

210 East Grand Avenue

South San Francisco, CA 94080

With a copy (which shall not constitute notice) to:

Cooley LLP

Attn:	Suzanne Hooper, Esq.
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306

If to Frances K. Heller:

At the address of the Employee as set forth in the Employee’s personnel file maintained by the Company as of July 18, 2011.

With a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

Attn:	Donna Gordon, Esq.
1301 Avenue of the Americas
New York, New York 10019

18.	Execution; Counterparts: This Agreement may be executed in one or more counterparts, each of which parts shall be deemed to be an original and all of which,

when taken together, shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the originally signed Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.

19.	Indemnification: Following the Separation Date and until the expiration of the applicable statute of limitations, if any, the Company will continue to provide to Employee indemnification and director and officer insurance coverage for the period of time that she was employed by the Company which is substantially identical to that which the Company provides to its directors and officers. At Employee’s request, subject to the consent of the Company, which shall not be unreasonably withheld, the Employee shall be afforded separate counsel at Company expense designated by Employee in connection with any matter for which indemnification or insurance may be applicable if there is a conflict of interest with any other party or parties.

WHEREOF, intending to be legally bound, the parties have agreed to the aforesaid terms of this Agreement and indicate their agreement by signing below.

Dated: July 17, 2011	/s/ Frances K. Heller
Frances K. Heller
“Employee”

Dated: July 18, 2011
Exelixis, Inc “Employer”

/s/ Pamela Simonton
By: Pamela Simonton, General Counsel & EVP
Exelixis, Inc.

SEPARATION DATE AFFIRMATION

(To be signed on or after Separation Date)

In exchange for the consideration and promises set forth in this Agreement, I hereby acknowledge and agree that the Release provided by me in Paragraph 5 herein shall apply fully and completely to waive and release any claims that I may have that arise out of or are in any way related to events, acts, conduct, or omissions occurring during the period of time from the date I first signed this Agreement to the date of my signature below. I further acknowledge that the Representations made by me in Paragraph 4 herein remain true as of today.

Accepted and Agreed:

/s/ Frances K. Heller
Frances K. Heller

July 18, 2011
Date